As filed with the Securities and Exchange Commission on September 16, 2002

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO
(Amendment No. 1)
Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

SIEBEL SYSTEMS, INC.
(Name of Subject Company—Issuer and Filing Person—Offeror)

OPTIONS TO PURCHASE COMMON STOCK
par value $0.001 per share
(Title of Class of Securities)

826170 10 2
(CUSIP Number of Class of Securities)

Thomas M. Siebel
Chairman and Chief Executive Officer
SIEBEL SYSTEMS, INC.
2207 Bridgepointe Parkway
San Mateo, California 94404
(650) 477-5000
(Name, address and telephone number of person authorized to receive notices and communications on behalf of Filing Person)

Copies to:
Eric C. Jensen, Esq.
COOLEY GODWARD LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, California 94306
Telephone: (650) 843-5000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**

$59,108,057	$5,438.00

*      Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 31,950,301 shares of Common Stock of Siebel Systems, Inc. having an aggregate value of $59,108,057 will be exchanged pursuant to this offer. The aggregate value of each option to purchase one share of Common Stock of Siebel Systems, Inc. is $1.85.

**     $92 per $1,000,000 of the aggregate offering amount (or .000092 of the aggregate transaction valuation), pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended by Fee Advisory #8, effective January 16, 2002. The filing fee was previously paid with the Schedule TO filing made with the Securities and Exchange Commission on August 29, 2002.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	Not applicable.	Filing Party:	Not applicable.
Form or Registration No.:	Not applicable.	Date Filed:	Not applicable.

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ] Third-party tender offer subject to Rule 14d-1.

[x] Issuer tender offer subject to Rule 13e-4.

[ ] Going-private transaction subject to Rule 13e-3.

[ ] Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

SCHEDULE TO INTRODUCTORY STATEMENT
ITEM 12. EXHIBITS.
SIGNATURE
INDEX OF EXHIBITS
EX-99.(A)(1)(M)
EX-99.(A)(1)(N)
EX-99.(A)(1)(O)
EX-99.(A)(1)(P)

CUSIP NO. 826170 10 2

SCHEDULE TO
INTRODUCTORY STATEMENT

This Amendment No. 1 to Schedule TO amends and supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on August 29, 2002, in connection with our offer to exchange certain options for shares of the Company’s Common Stock, and in certain cases, cash payments, upon the terms and subject to the conditions set forth in the Offer to Exchange, dated August 29, 2002.

ITEM 12. EXHIBITS.

Exhibit Number	Description

99.(a)(1)(A)*	Offer to Exchange, dated August 29, 2002.

99.(a)(1)(B)*	Form of Electronic Letter of Transmittal.

99.(a)(1)(C)*	Form of Summary of Terms.

99.(a)(1)(D)*	Form of Election Form.

99.(a)(1)(E)*	Form of Notice of Change in Election from Accept to Reject.

99.(a)(1)(F)*	Form of Notice of Change in Election from Reject to Accept.

99.(a)(1)(G)*	Form of Electronic Confirmation of Participation in the Offer to Exchange.

99.(a)(1)(H)*	Form of Electronic Confirmation of Receipt of Forms.

99.(a)(1)(I)*	Form of Electronic Reminder to Employees.

99.(a)(1)(J)	Siebel Systems, Inc.’s Annual Report on Form 10-K, for its fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 29, 2002, and incorporated herein by reference.

99.(a)(1)(K)	Siebel Systems, Inc.’s Quarterly Report on Form 10-Q, for its first fiscal quarter ended March 31, 2002, filed with the Securities and Exchange Commission on May 2, 2002, and incorporated herein by reference.

99.(a)(1)(L)	Siebel Systems, Inc.’s Quarterly Report on Form 10-Q, for its second fiscal quarter ended June 30, 2002, filed with the Securities and Exchange Commission on August 9, 2002, and incorporated herein by reference.

99.(a)(1)(M)	Form of Electronic Notice to Employees of Amendments to the Offer to Exchange (including the Amendments to the Offer to Exchange).

99.(a)(1)(N)	Revised Form of Notice of Change in Election from Accept to Reject.

99.(a)(1)(O)	Revised Form of Notice of Change in Election from Reject to Accept.

99.(a)(1)(P)	Australian Supplement to the Offer to Exchange.

99.(b)	Not applicable.

99.(d)(1)	Siebel Systems, Inc.’s 1998 Equity Incentive Plan, as amended, (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-59526), filed on April 25, 2001).

CUSIP NO. 826170 10 2

SCHEDULE TO

99.(d)(2)	Siebel Systems, Inc.’s 1996 Equity Incentive Plan, as amended (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-52998), filed on December 29, 2000).

99.(d)(3)	OnLink Technologies, Inc.’s 1998 Stock Plan, as amended (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-49986), filed on November 15, 2000).

99.(d)(4)	OpenSite Technologies, Inc.’s 1998 Stock Option Plan (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-41792), filed on July 20, 2000).

99.(d)(5)	Sales.com, Inc.’s 1999 Equity Incentive Plan and SalesRepsOnline.com, Inc.’s 2000 Stock Option/Stock Issuance Plan (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-55406), filed on February 12, 2001).

99.(d)(6)	Janna Systems Inc.’s Amended and Restated Share Compensation Plan, as amended (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-51018), filed on November 30, 2000).

99.(d)(7)	Siebel Systems, Inc.’s Employee Stock Purchase Plan (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-22763), filed on March 31, 1997).

99.(d)(8)	Scopus Technology, Inc.’s 1991 Company Stock Option Plan and 1995 Director Stock Option Plan (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-53369), filed on May 22, 1998).

99.(d)(9)	Interactive WorkPlace, Inc.’s 1996 Stock Option Plan (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-40437), filed on November 18, 1997).

99.(d)(10)	OnTarget, Inc.’s 1999 Stock Award Plan (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-94243), filed on January 10, 2000).

99.(d)(11)	nQuire Software, Inc.’s 1997 Employee Stock Option and Compensation Plan (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-75052), filed on December 13, 2001).

99.(g)	Not applicable.

99.(h)	Not applicable.

*     Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on August 29, 2002.

CUSIP NO. 826170 10 2

SCHEDULE TO

SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September 16, 2002

SIEBEL SYSTEMS, INC.

By:		/s/ Kenneth A. Goldman

	Name:	Kenneth A. Goldman
	Title:	Senior Vice President, Finance and Administration and Chief Financial Officer

CUSIP NO. 826170 10 2

SCHEDULE TO

INDEX OF EXHIBITS

Exhibit Number	Description

99.(a)(1)(A)*	Offer to Exchange, dated August 29, 2002.

99.(a)(1)(B)*	Form of Electronic Letter of Transmittal.

99.(a)(1)(C)*	Form of Summary of Terms.

99.(a)(1)(D)*	Form of Election Form.

99.(a)(1)(E)*	Form of Notice of Change in Election from Accept to Reject.

99.(a)(1)(F)*	Form of Notice of Change in Election from Reject to Accept.

99.(a)(1)(G)*	Form of Electronic Confirmation of Participation in the Offer to Exchange.

99.(a)(1)(H)*	Form of Electronic Confirmation of Receipt of Forms.

99.(a)(1)(I)*	Form of Electronic Reminder to Employees.

99.(a)(1)(J)	Siebel Systems, Inc.’s Annual Report on Form 10-K, for its fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 29, 2002, and incorporated herein by reference.

99.(a)(1)(K)	Siebel Systems, Inc.’s Quarterly Report on Form 10-Q, for its first fiscal quarter ended March 31, 2002, filed with the Securities and Exchange Commission on May 2, 2002, and incorporated herein by reference.

99.(a)(1)(L)	Siebel Systems, Inc.’s Quarterly Report on Form 10-Q, for its second fiscal quarter ended June 30, 2002, filed with the Securities and Exchange Commission on August 9, 2002, and incorporated herein by reference.

99.(a)(1)(M)	Form of Electronic Notice to Employees of Amendments to the Offer to Exchange (including the Amendments to the Offer to Exchange).

99.(a)(1)(N)	Revised Form of Notice of Change in Election from Accept to Reject.

99.(a)(1)(O)	Revised Form of Notice of Change in Election from Reject to Accept.

99.(a)(1)(P)	Australian Supplement to the Offer to Exchange.

99.(b)	Not applicable.

99.(d)(1)	Siebel Systems, Inc.’s 1998 Equity Incentive Plan, as amended, (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-59526), filed on April 25, 2001).

99.(d)(2)	Siebel Systems, Inc.’s 1996 Equity Incentive Plan, as amended (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-52998), filed on December 29, 2000).

CUSIP NO. 826170 10 2

SCHEDULE TO

99.(d)(3)	OnLink Technologies, Inc.’s 1998 Stock Plan, as amended (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-49986), filed on November 15, 2000).

99.(d)(4)	OpenSite Technologies, Inc.’s 1998 Stock Option Plan (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-41792), filed on July 20, 2000).

99.(d)(5)	Sales.com, Inc.’s 1999 Equity Incentive Plan and SalesRepsOnline.com, Inc.’s 2000 Stock Option/Stock Issuance Plan (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form
S-8 (No. 333-55406), filed on February 12, 2001).

99.(d)(6)	Janna Systems Inc.’s Amended and Restated Share Compensation Plan, as amended (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-51018), filed on November 30, 2000).

99.(d)(7)	Siebel Systems, Inc.’s Employee Stock Purchase Plan (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-22763), filed on March 31, 1997).

99.(d)(8)	Scopus Technology, Inc.’s 1991 Company Stock Option Plan and 1995 Director Stock Option Plan (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-53369), filed on May 22, 1998).

99.(d)(9)	Interactive WorkPlace, Inc.’s 1996 Stock Option Plan (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-40437), filed on November 18, 1997).

99.(d)(10)	OnTarget, Inc.’s 1999 Stock Award Plan (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-94243), filed on January 10, 2000).

99.(d)(11)	nQuire Software, Inc.’s 1997 Employee Stock Option and Compensation Plan (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-75052), filed on December 13, 2001).

99.(g)	Not applicable.

99.(h)	Not applicable.

*     Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on August 29, 2002.